CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form 20-F (File No. 000-52326, as amended) of our report dated June 25, 2007 relating to the consolidated financial statements of Hard Creek Nickel Corp. as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006 which appears in Hard Creek Nickel Corp.’s Registration Statement in Form 20-F for the year ended December 31, 2006.

“DMCL”

/S/ DALE MATHESON CARR-HILTON LABONTE LLP
Chartered Accountants

Vancouver, Canada
July 24, 2007